Exhibit 10.3

RELEASE AND WAIVER OF CLAIMS
In connection with my resignation from Regulus Therapeutics Inc. (the “Company”) on May 4, 2017 (the “Resignation Date”), and in consideration of the payments and other benefits set forth herein, I, Paul C. Grint, M.D., hereby furnish the Company with the following release and waiver (“Release and Waiver”).
As used herein, “Severance Compensation” means (1) aggregate severance payments equal to 12 months of my base salary in effect on the Resignation Date, which will be paid in a lump sum payment within five business days of the Effective Date (as defined below), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months (calculated in the manner provided in Section 5.3.2 of the Amended and Restated Employment Agreement between me and the Company, dated September 19, 2014), (3) vesting acceleration of all outstanding options or other equity incentive awards held by me that are subject to time-based vesting as of the Resignation Date, and (4) subject to my execution and delivery of a consent agreement in the form attached hereto as Exhibit A, the extension of the post-termination exercise period of the stock options held by me as of the Resignation Date from 90 calendar days to 365 calendar days following the Resignation Date.
In exchange for the Company’s agreement to provide the Severance Compensation described above, which I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Family and Medical Leave Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401K account, or any vested equity incentives; (c) any rights to receive the Severance Compensation subject to and in accordance with the terms of this Release and Waiver; (d) any rights that are not waivable as a matter of law; and (e) any claims arising from the breach of this Release and Waiver. In addition, nothing in this Release and Waiver prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Release and Waiver does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release and Waiver does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on the claims that I have released and the rights I have has waived by signing this Release and Waiver. Furthermore, if there is a dispute over the amount of any portion of the Severance Compensation payable to me pursuant to this Release and Waiver, the Company will nevertheless pay to me all amounts that are not in dispute and my claim for such amounts that are in dispute shall also be deemed an Excluded Claim. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth (8th) day after I sign and deliver this Release and Waiver to the Company, provided I have not previously revoked this Release and Waiver (the date on which this Release and Waiver becomes effective, the “Effective Date”).
I acknowledge my continuing obligations under my Employee Confidentiality and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit B (the “CIAA”). Pursuant to the CIAA, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and all copies thereof in my possession or control. I understand and agree that my right to the Severance Compensation I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my CIAA.
This Release and Waiver and the exhibits hereto constitute the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: May 8, 2017	By:	/s/ Paul C. Grint
Paul C. Grint, M.D.

Exhibit A

CONSENT TO AMENDMENT OF INCENTIVE STOCK OPTIONS

To be signed and delivered to Regulus on or before June 2, 2017

I am a holder of the options indicated on ANNEX A attached hereto (the "Options") to purchase common stock of Regulus Therapeutics Inc. (the "Company") that were granted to me under the Company's 2012 Equity Incentive Plan or the Company's 2009 Equity Incentive Plan, as applicable, and are outstanding as of my resignation of services to the Company, which was May 4, 2017 (the "Resignation Date").
In connection with my resignation of services to the Company, the Company has approved (1) the full acceleration of vesting and exercisability of the Options (the "Option Acceleration") and (2) an amendment to my Options to extend their three-month post-termination exercise period and to permit me to exercise the portion of my Options that were vested as of my Resignation Date (taking into account the Option Acceleration) for 365 calendar days following the Resignation Date (i.e., until May 3, 2018) (the “Option Extension” and, together with the Option Acceleration, the "Option Amendment"). The Option Amendment is expressly contingent on my execution and delivery to the Company of an effective Release and Waiver of Claims to which this Consent is attached (the "Release") within the time period set forth therein.
The Company may not amend the terms of any of my Options in a manner that would adversely affect my rights under an outstanding Option without my written consent. I understand that with respect to any portion of my Options that are “incentive stock options” ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the Option Amendment is contingent upon my consent to such amendment.
Section 424(h) of the Code provides that if the terms of an ISO are modified, then such modification shall be considered as the granting of a new option. The Option Extension would be deemed a modification and, thus, the grant of new options. As a result, the Option Extension would require a new comparison of the option price and the current fair market value of the stock and would require employment status as of such date. Therefore, to the extent that any of my Options have an exercise price less than the fair market value of the Company’s common stock as of the date of the Option Amendment or to the extent that as of the date of the Option Amendment I am not an employee of the Company, then such Option would fail to be treated as an ISO. If any of my Options continue to be treated as ISOs because they meet all of the requirements under the Code to obtain ISO status as of the date of modification, the holding period with respect to the disposition of shares acquired pursuant to the Options necessary to obtain the favorable tax treatment of ISOs (i.e., 2 years from the date of grant) would restart as of the date of the modification.

Section 422(d) of the Code provides that to the extent that the aggregate fair market value of stock with respect to which ISOs are exercisable for the 1st time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not ISOs. The Option Extension would be treated as the grant of a new option (as described above) and, thus, would require a reapplication of the $100,000 exercisability limitation. As a result, a portion of my Options may fail to be treated as ISOs. In addition, the Option Acceleration may cause a portion of my Options to fail to be treated as ISOs due to exceeding the $100,000 exercisability limitation for 2017.
I understand that because I am not an employee of the Company as of the Option Amendment, any Options that are currently ISOs will immediately fail to be treated as ISOs. I understand that I am under no obligation to consent to the Option Amendment. I have read this consent and have had sufficient time to review and discuss this matter. I understand that in order for the Option Amendment to be effective, I must (1) properly execute and return my consent to the Option Amendment on or before June 2, 2017 in accordance with the “important instructions” below and (2) I must execute and allow the Release to become effective within the time period set forth therein.
I further understand that this consent is intended as a brief summary of the Option Amendment and, thus, if there is any inconsistency between the information included in this consent and the terms of the Options, the terms of the Options shall govern. I acknowledge that the Option Amendment shall not override any contrary provision in the equity incentive plan or award agreements under which the Options were granted that would provide for earlier termination of any unexercised Options in connection with a corporate transaction, change in control, or other similar transaction. I acknowledge that neither the Company nor its agents have recommended or influenced my decision to consent to the Option Amendment. I further acknowledge that I have had the opportunity to seek independent advice regarding this matter from my legal counsel and tax advisor and I waive any claims against the Company regarding the Option Amendment. Lastly, I acknowledge that the Options represent the entirety of the stock options and other stock awards covering shares of Company common stock that I hold which are outstanding as of my Resignation Date (other than any stock options that vest upon the achievement of specified performance related milestones).
After due consideration of the above, I hereby agree to the Option Amendment. I acknowledge that, for any portion of the Options that are ISOs the Option Amendment will cause a loss of ISO status.

/s/ Paul C. Grint

Paul C. Grint, M.D.

May 8, 2017

Date Signed

IMPORTANT INSTRUCTIONS: In order for this Option Amendment to be effective, you must (1) sign and date this Option Amendment on or before June 2, 2017, 2017 and return it to Chris Aker and (2) timely execute and allow to become effective the Release Agreement. This Option Agreement may be returned by hard copy or by emailing as a PDF attachment to caker@regulusrx.com.

ANNEX A

Options

Grant Date	Number of Shares*	Exercise Price	Classification**
06/16/2014	52,768	$7.5800	ISO
06/16/2014	13,193	$7.5800	ISO
06/16/2014	197,232	$7.5800	NQ
06/16/2014	30,000	$7.5800	NQ
06/16/2014	26,807	$7.5800	NQ
12/02/2014	1,060	$17.7600	ISO
12/02/2014	49,810	$17.7600	NQ
06/25/2015	7,942	$10.2200	ISO
06/25/2015	492,058	$10.2200	NQ
02/04/2016	5,520	$6.3500	ISO
02/04/2016	130,000	$6.3500	NQ
02/04/2016	259,480	$6.3500	NQ
10/05/2016	18,455	$3.5200	ISO
10/05/2016	168,185	$3.5200	NQ
02/15/2017	8,542	$1.2000	ISO
02/15/2017	401,458	$1.2000	NQ
	1,862,510

* Provided that the Option Acceleration is effective, all shares indicated below will be vested and exercisable.
**"ISO" indicates that the option was intended, as of the date of grant, to be an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to the maximum extent permissible under the Code. "NQ" indicates options that are not intended, as of the date of grant, to be ISOs. As a result of the Option Amendment, all Options will be NQs.

Exhibit B

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Regulus Therapeutics, Inc., (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.
Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required by the Company in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will not make any permitted disclosure, use or publication unless such disclosure, use or publication is in strict compliance with the Company’s publication and presentation clearance policy. I will not export, directly or indirectly, any Company products, any direct product thereof, or any related technical data in violation of the United States Department of Commerce’s Export Administration Regulations.

The term “Confidential Information” will mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; as well as information regarding the skills and compensation of other employees of the Company.

2.
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In addition, Third Party Information will include the confidential or proprietary information of the Company’s parent, Isis Pharmaceuticals, Inc. (“Isis”). During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (except as required to be disclosed in connection with my work for the Company) Third Party Information unless expressly authorized by an officer of the Company in writing. I will not make any permitted disclosures unless such disclosure is in strict compliance with the Company’s publication and presentation clearance policy.

3.	Assignment of Inventions.

3.1	Assignment.

(a)
I hereby assign to the Company all my right, title and interest throughout the world in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright, trademark or similar statutes (together with the goodwill associated therewith), made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company (“Work Inventions”) or within one year after termination of my employment, which relate to any Work Invention or to any work performed by me while I was employed by the Company. Inventions assigned to the Company by this Paragraph 3 are hereinafter referred to as “Company Inventions.” I agree, upon request, to execute, verify and deliver assignments of the Proprietary Rights to the Company or its designee.

(b)
If I am employed by the Company in the State of California, I recognize that this Agreement does not require assignment of any invention on which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(i)
Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(ii)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

3.2
Government. I also agree to assign all my rights, title and interest in and to any and all Company Inventions to the United States of America, if such is required to be assigned by a contract between the Company and United States of America or any of its agencies.

3.3
Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment as well as those works made by me within one year after termination of my employment which relate to any work made by me while I was employed by the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

4.
Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me if the Company requests such assistance.

I hereby waive and transfer to the Company, any and all claims, of any nature whatsoever, which I now or may hereafter have, for infringement of any Proprietary Rights assigned hereunder to the Company.

5.
Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose all Company Inventions to the Company fully and in writing and will hold such Company Inventions in trust for the sole right and benefit of the Company. In addition, after termination of my employment, I will disclose all patent applications filed by me within a year after termination of employment which relate to any Company Invention or to any work performed by me while I was employed by Company.

6.
Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, except for any Inventions I have already assigned to Isis prior to executing this Agreement, I have set forth in Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

7.	Additional Activities.

(a)
I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company. Additionally, during the period of my employment by the Company and for one year after the date of termination of my employment with the

Company I will not induce any employee of the Company to leave the employ of the Company.

(b)
I acknowledge that the Company has developed, through an extensive acquisition process, valuable information regarding actual or perspective partners, licensors, licensees, clients, customers and accounts of the Company (“Trade Secret Information”). I further acknowledge that my use of such Trade Secret Information after the termination of my employment would cause the Company irreparable harm. Therefore I agree that I will not use Trade Secret Information to solicit the business relationship or patronage of any of the actual or prospective partners, licensors, licensees, clients, customers or accounts of the Company.

8.
No Improper Use of Materials. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

9.
No Conflicting Obligation. I represent that my performance (a) of all the terms of this Agreement and (b) as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I will not enter into, any agreement that conflicts with this Agreement.

10.
Return of Company Documents. When I leave the employ of the Company, I will deliver to the company any and all laboratory notebooks, conception notebooks, drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software and documents, including any computer printouts, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I further agree that nay property situated on the Company’s premises and owned by the Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

11.
Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.
Notices. Any notices required or permitted hereunder will be given to me at the address specified below or at such other address as I will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy following by another permitted method), telexed, sent by express courier service, or, if sent by certified or registered mail, three days after the date of mailing.

13.	General Provisions.

13.1	Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.

13.2
Entire Agreement. This Agreement is the final, completed and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges wall prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

13.3	Severability. If any of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

13.4
Successors and Assigns; Third Party Beneficiary. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. In addition, I agree that Isis is a third party beneficiary to Sections 2, 10 and 11 of this Agreement. Without limiting the foregoing, Isis will have the right to enforce such provisions directly against me as they relate to Isis’ proprietary or confidential information.

13.5	Survival. The provisions of this Agreement will survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.6	Employment. I agree and understand that nothing in this Agreement will confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

13.7
Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver of the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

This agreement will be effective as of the first day of employment with the Company, namely__________________________.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated:
Signature

Name of Employee

Address:

ACCEPTED AND AGREED TO:
Regulus Therapeutics, Inc.
By:
Signature
Kleanthis G. Xanthopoulos, Ph.D.
Printed Name
President & CEO
Title

EXHIBIT A

Regulus Therapeutics, Inc.
3545 John Hopkins Court
San Diego, CA 92121

1.
The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Regulus Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company, except for any invention I have already assigned to Isis Pharmaceuticals, Inc. prior to executing this Agreement:

□    No inventions or improvements.    □    See below

□    Due to confidentiality agreements with prior employer(s), I cannot disclose certain inventions that would otherwise be included on the above-described list.

□    Additional sheets attached.

2.
I proposed to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy is attached hereto):

□    No material                □    See below

□    Additional sheets attached.

Date:

Employee Signature